As filed with the Securities and Exchange Commission on September 14, 2017

Registration Nos. 333-217641, 333-207209,

333-184322, 333-167656, 333-140007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-217641

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-207209

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-184322

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-167656

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-140007

UNDER THE SECURITIES ACT OF 1933

GUIDANCE SOFTWARE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	95-4661210
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1055 E. Colorado Boulevard

Pasadena, California 91106-2375

(626) 229-9191

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Guidance Software, Inc. First Amended and Restated 2004 Equity Incentive Plan

Guidance Software, Inc. Second Amended and Restated 2004 Equity Incentive Plan

Guidance Software, Inc. 2017 Incentive Award Plan

Gordon A. Davies

Secretary, Guidance Software, Inc.

c/o Open Text Corporation

275 Frank Tompa Drive Waterloo, Ontario, Canada N2L 0A1 (519) 888-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Securities

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Guidance Software, Inc. (the “Company”):

File No. 333-217641, pertaining to the registration of 2,000,000 shares of common stock, $.001 par value per share of the Company (“Common Stock”) issuable under the Guidance Software, Inc. 2017 Incentive Award Plan.

File No. 333-207209, pertaining to the registration of 3,000,000 shares of Common Stock, $.001 par value per share of the Company issuable under the Guidance Software, Inc. Second Amended and Restated 2004 Equity Incentive Plan.

File No. 333-184322, pertaining to the registration of 2,500,000 shares of Common Stock, $.001 par value per share of the Company issuable under the Guidance Software, Inc. Second Amended and Restated 2004 Equity Incentive Plan.

File No. 333-167656, pertaining to the registration of 2,086,439 shares of common stock, $.001 par value per share of the Company issuable under the Guidance Software, Inc. Second Amended and Restated 2004 Equity Incentive Plan.

File No. 333-140007, pertaining to the registration of 3,211,658 shares of common stock, $.001 par value per share, and 3,790,216 outstanding options to purchase shares of common stock, $0.001 par value per share, of the Company issuable under the Guidance Software, Inc. First Amended and Restated 2004 Equity Incentive Plan.

On July 25, 2017, the Company, Open Text Corporation, a corporation incorporated under the federal laws of Canada (“OpenText”), and Galileo Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of OpenText (“Purchaser”), entered into an Agreement and Plan of Merger (the “Agreement”). The Agreement contemplated that Purchaser would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as a wholly-owned subsidiary of OpenText. The Merger became effective on September 14, 2017 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.

At the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger (other than each share (i) owned by OpenText or the Company or held by a wholly-owned subsidiary of OpenText (including Purchaser) or the Company, which will be cancelled and cease to exist without any payment being made with respect to such share or (ii) owned by the Company’s stockholders who are entitled to and who properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law with respect to such share) was converted into the right to receive $7.10 in cash, without interest, and net of applicable withholding of taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post–effective amendment any securities registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statements which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on September 14, 2017.

GUIDANCE SOFTWARE, INC.

By:	/s/ Gordon A. Davies
Name: Gordon A. Davies Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Doolittle	Director, President and Treasurer	September 14, 2017
John Doolittle

/s/ Gordon A. Davies	Director and Secretary	September 14, 2017
Gordon A. Davies

[Signature Page to the Post-Effective Amendments to Form S-8]